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Exhibit 10.16

Summary of Executive Officer Compensation

        Our executive officers are at will employees. The current base salary for each of our executive officers is:

  James C. Burrows, $500,000
  Paul A. Maleh, $450,000
  Gregory K. Bell, $375,000
  Monica G. Noether, $375,000
  Arnold J. Lowenstein, $375,000
  Wayne D. Mackie, $375,000

        On February 21, 2008, the compensation committee of our board of directors set the performance goals, target amounts and maximum amounts payable in respect of fiscal year 2008 for performance awards granted under our cash incentive plan to our executive officers. These performance awards will be payable only to the extent certain performance goals, based on objective business criteria specified by the compensation committee of our board of directors, are achieved in fiscal 2008. These performance goals will be based on criteria that include, for James C. Burrows, net revenue and earnings per share; for Gregory K. Bell, net revenue, earnings per share and the performance of our business consulting platform; for Paul A. Maleh, net revenue, earnings per share and the performance of our finance platform; for Monica G. Noether, net revenue, earnings per share and the performance of our litigation and applied economics platform; for Arnold J. Lowenstein, net revenue and earnings per share; and for Wayne D. Mackie, net revenue and earnings per share. The target and maximum amounts payable in cash or stock to these executive officers under these performance awards in respect of fiscal 2008 are as follows: Dr. Burrows—target of $1,800,000 and maximum of $2,800,000; Dr. Bell—target of $1,500,000 and maximum of $2,500,000; Mr. Maleh—target of $1,500,000 and maximum of $2,500,000; Dr. Noether—target of $1,500,000 and maximum of $2,500,000; Mr. Lowenstein—target of $800,000 and maximum of $1,200,000; and Mr. Mackie—target of $500,000 and maximum of $750,000. Additionally, Drs. Bell and Noether and Messrs. Lowenstein and Maleh can receive further performance awards under our cash incentive plan based on the revenues they source.

        On October 29, 2008, the executive committee of our board of directors approved the promotion of Paul Maleh to the position of Chief Operating Officer. In connection with this promotion, on October 29, 2008, our compensation committee approved changes to Mr. Maleh's compensation. Mr. Maleh's salary increased for fiscal 2009 to an annual rate of $450,000. In addition, Mr. Maleh was granted 31,341 shares of our restricted common stock, 50% of which will vest on October 29, 2011 and 50% of which will vest on October 29, 2012, subject to the deferral of vesting to a later date if and to the extent necessary to ensure that Mr. Maleh's compensation for a particular fiscal year remains deductible under Section 162(m) of the Internal Revenue Code. Mr. Maleh's targets and performance metrics for annual incentive compensation and annual equity incentive compensation for fiscal 2008 performance were not changed. With respect to fiscal 2009 performance, Mr. Maleh's incentive compensation targets will be $675,000 of cash incentive compensation and $650,000 of long-term equity incentive compensation. For fiscal 2009, the performance factors for Mr. Maleh are expected to be based solely on corporate performance metrics. We expect that the performance metrics and details of Mr. Maleh's targets for annual incentive compensation and annual equity incentive compensation for fiscal 2009 performance will be determined by our compensation committee at the time our compensation committee makes its determinations for fiscal 2009 incentive compensation for our other executive officers.

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  Exhibit 10.16